SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 26, 2007

Adobe Systems Incorporated

(Exact name of Registrant as specified in its charter)

Delaware	0-15175	77-0019522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue
San Jose, California 95110-2704

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 536-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On March 26, 2007, Adobe Systems Incorporated (the “Company”) renewed its lease arrangement for one of three buildings the Company occupies as part of its corporate headquarters, known as the Almaden Tower, located in San Jose, California (the “Property”).

Pursuant to a lease agreement (the “Lease”), dated March 26, 2007, between the Company as Lessee and  SELCO Service Corporation as Lessor, the Company has leased the Property for a new five year term that extends to March 26, 2012, with an option to extend for an additional five years at the Company’s sole discretion.  Rent payments under the Lease are a function of LIBOR; payments for the initial term are currently estimated to be $29.7 million.  The Company has the option to purchase the Property at any time during the term of the Lease for approximately $103.6 million.  The maximum recourse amount (or residual value guarantee) under this obligation is approximately $89.5 million.  The Lease will continue to qualify for operating lease treatment under Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” and as such, the Property and related obligations will not be included on the Company’s consolidated balance sheet.

The Lease is subject to a financial covenant regarding the maximum permitted leverage ratio, and is subject to customary default provisions, including, without limitation, those relating to non-payment under the Lease, non-payment of certain other debt obligations of the Company, fundamental changes in the nature of the business of the Company, false or misleading representations or warranties, performance defaults, and events of insolvency.   In the case of a default, the Lessor may demand the Company purchase the Property for an amount equal to the Lease balance, or require that the Company relinquish the Property.  At the end of the term of the Lease, the Company can purchase the Property for the Lease balance or remarket the Property.  If the Company chooses to remarket the Property, the Company is bound to arrange the sale of the Property to an unrelated third party and will be required to pay the Lessor any shortfall between the net remarketing proceeds and the Lease balance, up to the maximum recourse amount.

As part of the financing of the Lease, the Company purchased a portion of the Lessor’s receivable under the Lease for approximately $80.4 million, which will be recorded as an investment in lease receivable on the Company’s consolidated balance sheet for the quarter ended June 1, 2007.  This purchase may be credited against the purchase price if the Company purchases the Property, or may be repaid from the sale proceeds if the Property is sold to a third party.  The Company participated in this investment through a funding arrangement with KeyBank National Association (the “Lender”), the terms of which are set forth in the Participation Agreement, dated March 26, 2007, by and among the Company, Lessor, Lender and Key Lease Advisory Services (the “Participation Agreement”). Pursuant to the Financial Accounting Standards Board Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” the Company will record $3.0 million in other long-term liabilities, equal to the fair value of the residual value guarantee, with the offsetting entry recorded to prepaid rent in other assets.  This balance will be amortized to the income statement over the life of the Lease.

The foregoing description of the Lease and related Participation Agreement is qualified in its entirety by reference to each of the Lease and the Participation Agreement, copies of which are attached to this Current Report as Exhibits 10.1 and 10.2.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)   See description set forth in Item 1.01 above.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)         Exhibits

10.1	Lease, dated as of March 26, 2007, between Adobe Systems Incorporated and SELCO Service Corporation.
10.2	Participation Agreement, dated as of March 26, 2007, among Adobe Systems Incorporated, SELCO Service Corporation, KeyBank National Association, and Key Lease Advisory Services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADOBE SYSTEMS INCORPORATED

Date: March 28, 2007	By:	/s/ KAREN O. COTTLE
Karen O. Cottle Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Lease, dated as of March 26, 2007, between Adobe Systems Incorporated and SELCO Service Corporation.

10.2	Participation Agreement, dated as of March 26, 2007, among Adobe Systems Incorporated, SELCO Service Corporation, KeyBank National Association, and Key Lease Advisory Services.